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NAME OF REGISTRANT
Franklin Managed Trust
File No. 811-4894

EXHIBIT ITEM No. 77M:    Mergers

Pursuant to an Agreement and Plan of Reorganization, the Massachusetts Trust will convey, transfer and deliver to the Delaware Trust, on behalf of its Franklin Rising Dividends Fund series (the New Fund), at the closing provided for in Section
2 (hereinafter referred to as the Closing) all of its then-existing assets, including the assets underlying its single series of shares designated as the Franklin Rising Dividends
Fund   series   (the Fund).  The  Agreement   and   Plan   of
Reorganization was made on January 28, 2000 and can be found in full, with exhibit No. 77q(g).